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                                                                   EXHIBIT 99(i)


                                                    Contact:  G. Clay Myers, CFO
                                                              (214) 765-3510
                                                          cmyers@pagemart.com

FINANCIAL NEWS
FOR IMMEDIATE RELEASE

              PAGEMART WIRELESS EXPECTS IMPROVED FINANCIAL RESULTS
               IN FOURTH QUARTER, BUT EXPECTS FUTURE GROWTH TO BE
               PRINCIPALLY IN AREA OF ADVANCED MESSAGING SERVICES

         DALLAS, TEXAS - December 11, 1998 - As PageMart Wireless, Inc. (NASDAQ:
PMWI) prepares to launch its nationwide narrowband PCS network for advanced messaging services, it announced today that it expects to report continued growth in the fourth quarter in revenues, operating cash flow and average revenue per unit per month ("ARPU") from its traditional paging business, but a net reduction in units in service. PageMart expects its future growth to come principally from the advanced messaging services business rather than its traditional one-way paging business.

         "Our focus this year has been on constructing our IP based narrowband PCS network as an overlay on our existing one-way network," said John D. Beletic, Chairman and Chief Executive Officer of PageMart. "We have also been putting in place the organization and relationships that we expect to make 1999 the sales ramp-up year for the new advanced messaging services."

         PageMart previously announced in 1998 a strategic alliance with Metrocall, Inc. and the formation of its Telemetry and National Account Strategic Business Units. PageMart has also increased its direct sales force by over 66% in 1998 and intends to pursue the possibility of entering into additional strategic alliances similar to the Metrocall relationship.

         "These are the initiatives that we believe will fuel our future subscriber growth," Beletic commented. He added that while the company expects solid improvement in the fourth quarter financial performance of its traditional messaging business, it continues to observe a slowing in demand for traditional paging services.

         The improvements in fourth quarter financial performance are a result of continuing increases in ARPU and continued reductions in selling expenses. The company expects fourth quarter 1998 recurring revenues to increase 14 to 15% compared




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to fourth quarter 1997, resulting in higher overall ARPU. The company expects
ARPU to range from $7.95 to $8.05 in the fourth quarter 1998, up from $7.87 in the third quarter 1998. The company expects earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fourth quarter 1998 to increase 70 to 75% compared to fourth quarter 1997.

         The company's strategic alliance and local reseller distribution channels continue to exhibit high volatility. Several of the company's large strategic alliance partners have reviewed and updated their customer databases, resulting in such partners reducing their units in service with the company during the third and fourth quarters of 1998. The company believes that the review and update process by these partners will be completed in the fourth quarter of 1998.

         The company's national retail strategic business unit has experienced slower unit growth, coupled with an increase in disconnect rates, which has resulted in net reductions in units in service in the fourth quarter 1998 to date. Management believes that the current dynamics in the retail marketplace have resulted in attracting new subscribers which have a higher propensity to disconnect. As a consequence, several of the company's national retail programs are being modified to address these dynamics. These modifications, once implemented, are expected to reduce the company's overall costs of delivering products and services to the national retail distribution channel during 1999.

         As a result of the above factors, the company expects to experience a decrease in the number of units in service during the fourth quarter 1998 ranging from 100,000 to 150,000 units. The majority of the decline in the number of units in service is expected to be attributable to the strategic alliance and local reseller distribution channels, collectively.

         PageMart Wireless, Inc. is a leading NAFTA-and-beyond provider of wireless messaging services. The Dallas-based company provides numeric and alphanumeric messaging services to a total of 2.7 million customers, selling through its own direct sales force, selected resellers, leading U.S. retailers, and strategic alliances with major telecommunications carriers. PageMart is currently constructing an advanced messaging network that is expected to be only the second nationwide NPCS network deployed in the United States. This new system is expected to support a variety of higher-value advanced


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messaging services. PageMart recorded total revenues of $277.8 million for the year ended December 31, 1997.

         This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the company's SEC filings, including its annual report on Form 10-K for the year ended December 31, 1997, quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998 and its Registration Statements on Forms S-3 and S-4. Actual results -- including sales and earnings growth and the construction schedule for PageMart's NPCS system -- may differ materially from those projected due to increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new paging devices, construction delays, lack of demand for new products and services, interruptions in service beyond the company's control, regulatory issues, and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.







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